JPMorgan Funds - JPMorgan Trust IV
Rule 10f-3 Transactions
For the period from May 31, 2016 to August 31, 2016

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Ultra-Short Municipal Fund
Trade Date 7/14/2016
Issuer State of Oregon, Full Faith and Credit Tax Anticipation Notes, 2016 Series A (2.0%, June 30, 2017)
CUSIP/ Sedol 68609BVE4
Bonds 200,000
Offering Price $101.32
Spread 60.00%
Cost $202,640
Dealer Executing Trade Merrill Lynch  Pierce  Fenner And Smith
% of Offering* 4.24%
Syndicate BofA Merrill Lynch / Citigroup / Barclays / Goldman, Sachs & Co. / J.P. Morgan
Fund JPMorgan Flexible Long/Short Fund
Trade Date 8/15/2016
Issuer Novelis Corporation (HNDLIN 6.25% August 15, 2024 144A)
CUSIP/ Sedol 670001AA4
Bonds 5,000
Offering Price $100.00
Spread 1.50%
Cost $5,000
Dealer Executing Trade Morgan Stanley and Company LLC
% of Offering* 2.74%
Syndicate BAML,BARCS,CITI,CS,DB,JPM,MS,STAN,WFC